AMENDMENT

THIS AMENDMENT is entered into as of April 1, 2014, between Marathon Asset Management LLP (the Manager) and
TIFF Investment Program, Inc. for its TIFF Multi-Asset Fund
(the Fund).

RECITALS

WHEREAS, the Manager and the Fund are parties to that certain Money Manager Agreement dated as of October 1, 2013 (the Agreement) pursuant to which the Manager serves as an investment adviser to the Fund; and WHEREAS, pursuant to Section 11 of the Agreement, the parties hereto desire to amend and restate Schedule 1 to the Agreement and related provisions of the Agreement to update the fee schedule.
NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.	Management Fees; Expenses. Section 6(a) of the
Agreement is hereby deleted in its entirety and replaced with the following:

(a)	Management Fees. Schedule I-A and Schedule I-
B attached hereto set out the fees to be paid by the Fund to the Manager for the respective
Managed Accounts each month on or before the last business day of the month immediately following the end of the period to which the fee relates. The applicable fee rate will be applied to the average daily net assets (gross of expenses except: custodian transaction charges; such legal costs and expenses paid directly by the Fund or reimbursed to the Manager (pursuant to Section
6(b) hereto as (i) other costs of securities transactions to which the Fund is a party and (ii) non-recurring special out-of-pocket costs and expenses as may be authorized in advance by the
Fund) and incurred in association with the acquisition or disposition of securities for the Managed Assets or the defense of legal rights with respect to securities in the Managed Assets;
and, with respect to Schedule I-A only, the Investment Management Fee) of the Managed
Assets, computed as described in the Funds
Registration Statement.

2.	Notices.  The address for providing notices to TIP
pursuant to Section 12 of the Agreement is hereby
amended as follows:
TIFF Investment Program, Inc.
c/o TIFF Advisory Services, Inc.
170 Radnor Chester Road, Suite 300
Radnor, PA  19087

3.	Schedule I-A to the Agreement is hereby deleted in its
entirety and replaced with the Amended and Restated
Schedule I-A attached hereto.

4.	Miscellaneous.

(a)	This Amendment shall be effective as of April 1,
2014.
(b)	Except as amended hereby, the Agreement shall
remain in full force and effect.
(c)	All capitalized terms used herein and not
otherwise defined herein shall have the
meanings ascribed to them in the Agreement.
(d)	This Amendment may be executed in two or
more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

On behalf of Fund by
TIFF INVESTMENT PROGRAM, INC.


By:  	       /s/ Kelly Lundstrom

Name: 	Kelly Lundstrom

Title:		Vice President
On behalf of
Marathon Asset Management LLP


By:       		/s/ Neil Ostrer

Name:   	    Neil Ostrer

Title:   	      Member



























Amended and Restated Schedule I-A
Effective as of April 1, 2014

to the
Amended and Restated
Money Manager Agreement (the Agreement)
 Dated as of October 1, 2013

between
Marathon Asset Management LLP (the
Manager) and
TIFF Investment Program, Inc. for its TIFF
Multi-Asset Fund (the Fund)



This fee schedule shall apply to the Managed Account generally referred to by the parties as the EM account. The
Managed Account to which this fee schedule shall apply has a benchmark of MSCI Emerging Markets (EM) Index.

Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.


Fee Calculation

Compensation

As compensation for the services performed and the facilities and personnel provided by the Manager pursuant to this Agreement, the Fund will pay to the Manager a fee applied to the average daily net assets of the Managed
Account for which compensation is calculated under this
Schedule I-A as provided in section 6(a) of this Agreement, as set forth below.

The Fund will pay to the Manager (i) an asset based fee
(the Investment Management Fee) plus (ii) a performance based fee (the Performance Based Fee), each as described below.


Certain Defined Terms

Effective Date:  The Effective Date is April 1, 2014.

Excess Return: Excess Return is the arithmetic difference between the annualized performance of the Managed
Account assets for which compensation is calculated under this Schedule I-A during the applicable period, calculated geometrically, and the annualized performance of the Morgan Stanley Capital International Emerging Markets
Index (net) during the same period, calculated geometrically.

Final Performance Period: With respect to any withdrawal of Managed Account assets by the Fund during the Transitional Period, the Final Performance Period shall be the period commencing on the Effective Date through the date of the complete withdrawal of the Managed Account assets from the Manager. With respect to any withdrawal of Managed Account assets by the Fund during the Post-Transitional Period, the Final Performance Period shall be the period that is 36 full calendar months prior to the date of the complete withdrawal of the Managed Account assets from the Manager plus the partial month through such withdrawal date.

High Water Mark: High Water Mark is a memorandum account, the opening balance of which shall equal the net asset value of the Managed Account at account inception.
At the end of each Performance Based Fee calculation period, the High Water Mark will equal the opening balance compounded by the return of the MSCI Emerging
Markets Index (net) since the inception of the Managed Account or since the last cash flow, if applicable. At the time of a Fund cash flow, the High Water Mark shall be determined and increased to reflect additional assets contributed to the Managed Account or reduced pro-rata (in proportion to the net asset value of the Managed Account on the date of withdrawal) to reflect a partial withdrawal of assets from the Managed Account (exclusive of withdrawals made to pay the Investment Management Fee), which High Water Mark shall thereafter become the new opening balance.

Post-Transitional Period: The Post-Transitional Period shall commence on the first day of the month that immediately follows the last day of the Transitional Period.

Transitional Period: The Transitional Period shall commence on the Effective Date and shall end on the last day of the calendar month in which a full 36 months of performance has been achieved.

Investment Management Fee:  The Fund will pay the
Manager an asset based fee of 35 basis points (0.35%) per annum, calculated monthly as of the last day of the calendar month based on the average daily net assets of the Managed Account for which compensation is calculated under this Schedule 1-A for the month to which the fee relates. The Investment Management Fee will be prorated for any period that is less than a full calendar month. The Investment Management Fee will be paid from the Managed Account assets, except for those fees payable subsequent to a complete withdrawal of the Managed
Account assets.

Calculation and Payment of Performance Based Fee:
For each period and upon a complete withdrawal of the Managed Account assets, a Performance Based Fee will be calculated only if the ending net asset value of the Managed Account exceeds the High Water Mark. If the High Water
Mark is exceeded for a given period, the Performance
Based Fee shall be the higher of zero and the amount determined using the applicable formula set forth below.
The Performance Based Fee shall be payable annually in arrears commencing in the month that follows the last calendar month in Period 1 (as defined below) and each year thereafter in the same calendar month of the year or, in the event of a complete withdrawal of Managed Account assets, in the month that follows such withdrawal. The Performance Based Fee shall not be paid from the Managed Account assets.

Performance Based Fee-Transitional Period:

Period 1 (commences on the Effective Date and ends on the last day of the 12th full calendar month after the Effective
Date): Period 1 Excess Return x 20% x Period 1 average net assets of the Managed Account.

Period 2 (commences on the Effective Date and ends on the last day of the 24th full calendar month after the Effective
Date): (2 x Period 2 Excess Return x 20% x Period 2 average net assets of the Managed Account) - Performance
Based Fee paid to-date.

Period 3 (commences on the Effective Date and ends on the last day of the 36th full calendar month after the Effective
Date): (3 x Period 3 Excess Return x 20% x Period 3 average net assets of the Managed Account) - Performance
Based Fee paid to-date.

Performance Based Fee-Post-Transitional Period:

For each period: Excess Return for the 36 month period just ended x 20% x average net assets of the Managed Account for the 36 month period just ended.

Performance Based Fee-At Complete Withdrawal of the Managed Account assets

Final Performance Based Fee:  (Excess Return for the Final
Performance Period x 20% x average net assets of the Managed Account for the Final Performance Period) x (the number of days since the end of the last Performance Based
Fee calculation period through the withdrawal date / 365);
provided, however, that for any complete withdrawal of Managed Account assets during the Transitional Period, the Final Performance Based Fee shall be: (Excess Return for the Final Performance Period x 20% x average net assets of the Managed Account for the Final Performance Period) x
(the number of days since the Effective Date through the withdrawal / 365) - Performance Based Fee paid to-date.





1

1